Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian Vice President, Chief Financial Officer and Treasurer Insteel Industries, Inc. (336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS FIRST QUARTER 2018 RESULTS

MOUNT AIRY, N.C., January 18, 2018 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its first quarter ended December 30, 2017.

First Quarter 2018 Results

Net earnings for the first quarter of fiscal 2018 increased to $8.1 million, or $0.42 per diluted share, from $4.5 million, or $0.23 per share, in the same period a year ago. Insteel’s earnings for the current year quarter benefited from a $3.7 million, or $0.19 per share gain on the remeasurement of deferred tax liabilities and a $0.5 million, or $0.03 per share reduction in income taxes related to the lower corporate tax rate enacted under the Tax Cuts and Jobs Act in December 2017. Excluding the deferred tax gain, Insteel’s effective tax rate decreased to 24.9% from 33.7% in the prior year quarter reflecting the reduction in the federal statutory rate to 21% from 35% for the remaining three quarters of fiscal 2018.

Insteel’s first-quarter results were unfavorably impacted by narrower spreads between selling prices and raw material costs, partially offset by higher shipments and lower manufacturing costs on the higher production volume relative to the prior year quarter. Net sales increased 4.1% to $97.7 million from $93.9 million in the prior year quarter, reflecting a 1.3% increase in shipments and a 2.8% increase in average selling prices. Shipments increased 1.7% sequentially from the fourth quarter of fiscal 2017 while average selling prices decreased 0.8% due to competitive pricing pressures. Gross margin narrowed 200 basis points to 11.9% from 13.9% in the prior year quarter due to the reduction in spreads.

Cash flow from operations increased to $14.8 million from $3.9 million in the prior year quarter primarily due to the relative changes in net working capital, which provided $4.7 million of cash while using $4.6 million in the prior year quarter.

Capital Allocation and Liquidity

Capital expenditures for the first quarter of fiscal 2018 increased to $6.1 million from $5.4 million in the prior year quarter. Capital outlays for fiscal 2018 are expected to total up to $21.0 million largely related to additional investments in engineered structural mesh manufacturing capabilities, the purchase of the leased Houston facility and further upgrades of production technology and information systems.

Insteel ended the quarter debt-free with $37.2 million of cash and cash equivalents, and no borrowings outstanding on its $100.0 million revolving credit facility. Following the end of the quarter, on January 5, 2018 Insteel paid a special cash dividend totaling $19.0 million, or $1.00 per share, to shareholders of record as of December 20, 2017, marking the third consecutive year in which a special dividend has been paid.

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Outlook

“We are encouraged by the improving demand trends during the first quarter following the weakness we experienced over the second half of fiscal 2017,” commented H.O. Woltz III, Insteel’s president and CEO. “As we move into the second quarter, however, we expect our results will be affected by the usual weather-related slowdown in construction activity.

“Looking ahead to the remainder of fiscal 2018, the leading indicators for the construction sector are signaling continued growth which should drive improvement in our volumes, spreads and costs. We also expect to benefit from our recent acquisition of Ortiz Engineered Products as we intensify our efforts to penetrate the rebar market with the substitution of engineered structural mesh for cast-in-place applications and leverage our newly combined engineering and sales capabilities.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its first quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://insteelgcs.gcs-web.com/ and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail, and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended September 30, 2017.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

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It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for engineered structural mesh (“ESM”) and expand our shipments of ESM; potential difficulties that may be encountered in integrating the acquired assets of Ortiz Engineered Products, Inc. into our existing business and realizing the anticipated synergies; legal, environmental, economic or regulatory developments that significantly impact our operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended September 30, 2017 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for per share data)

(Unaudited)

	Three Months Ended
	December 30,	December 31,
	2017	2016
Net sales	$97,741	$93,888
Cost of sales	86,080	80,878
Gross profit	11,661	13,010
Selling, general and administrative expense	5,763	6,264
Restructuring charges, net	-	48
Other expense (income), net	19	(10)
Interest expense	28	34
Interest income	(76)	(52)
Earnings before income taxes	5,927	6,726
Income taxes	(2,184)	2,266
Net earnings	$8,111	$4,460

Net earnings per share:
Basic	$0.43	$0.23
Diluted	0.42	0.23

Weighted average shares outstanding:
Basic	19,041	18,980
Diluted	19,224	19,209

Cash dividends declared per share	$1.03	$1.28

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)		(Unaudited)
	December 30,	September 30,	December 31,
	2017	2017	2016
Assets
Current assets:
Cash and cash equivalents	$37,336	$32,105	$57,020
Accounts receivable, net	39,769	40,284	44,155
Inventories	70,918	81,853	61,590
Other current assets	5,101	5,949	3,258
Total current assets	153,124	160,191	166,023
Property, plant and equipment, net	102,891	98,670	92,332
Intangibles, net	10,634	7,913	8,774
Goodwill	8,293	6,965	6,965
Other assets	9,698	9,334	8,463
Total assets	$284,640	$283,073	$282,557

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$30,992	$33,651	$29,001
Accrued expenses	5,411	8,667	8,394
Dividends payable	19,612	-	24,298
Total current liabilities	56,015	42,318	61,693
Other liabilities	16,515	17,379	15,888
Shareholders' equity:
Common stock	19,041	19,041	18,985
Additional paid-in capital	70,052	69,817	68,056
Retained earnings	124,350	135,851	119,476
Accumulated other comprehensive loss	(1,333)	(1,333)	(1,541)
Total shareholders' equity	212,110	223,376	204,976
Total liabilities and shareholders' equity	$284,640	$283,073	$282,557

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	December 30,	December 31,
	2017	2016
Cash Flows From Operating Activities:
Net earnings	$8,111	$4,460
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,176	3,018
Amortization of capitalized financing costs	16	16
Stock-based compensation expense	235	257
Deferred income taxes	(2,069)	1,187
Loss on sale and disposition of property, plant and equipment	17	36
Increase in cash surrender value of life insurance policies over premiums paid	(256)	(73)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	515	3,234
Inventories	10,935	9,596
Accounts payable and accrued expenses	(6,793)	(17,412)
Other changes	877	(425)
Total adjustments	6,653	(566)
Net cash provided by operating activities	14,764	3,894

Cash Flows From Investing Activities:
Capital expenditures	(6,080)	(5,417)
Acquisition of business	(3,300)	-
Proceeds from surrender of life insurance policies	41	-
Increase in cash surrender value of life insurance policies	(194)	(221)
Net cash used for investing activities	(9,533)	(5,638)

Cash Flows From Financing Activities:
Proceeds from long-term debt	90	97
Principal payments on long-term debt	(90)	(97)
Cash received from exercise of stock options	-	35
Payment of employee tax withholdings related to net share transactions	-	(144)
Net cash used for financing activities	-	(109)

Net increase (decrease) in cash and cash equivalents	5,231	(1,853)
Cash and cash equivalents at beginning of period	32,105	58,873
Cash and cash equivalents at end of period	$37,336	$57,020

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$(7)	$44
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	1,005	1,487
Declaration of cash dividends to be paid	19,612	24,298
Restricted stock units and stock options surrendered for withholding taxes payable	-	144

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